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                        UNITED INSURANCE COMPANIES, INC.


                                      Contact:  Vernon R. Woelke, Treasurer
                                                United Insurance Companies, Inc.
NEWS RELEASE                                    4001 McEwen, Suite 200
                                                Dallas, Texas 75244
- ---------------------------------               Phone:  (214) 960-8497

(For Immediate Release)

DALLAS, TEXAS, June 27, 1996 -----

United Insurance Companies, Inc. (NASDAQ: UICI) announced today that shareholders had approved a name change for the company to "UICI". The change will be effective July 1, 1996.

W. Brian Harrigan, President and Chief Executive Officer stated that; "The name change is indicative of the company's broadening activities beyond our historical core life, accident and health insurance businesses. UICI's subsidiaries and operating divisions underwrite, coinsure, market and administer life and accident and health insurance for defined market segments, such as the self-employed, college and university students and large self-funded employer groups. Additionally, UICI provides a credit card facility for individuals interested in repairing their credit history."

Mr. Harrigan continued, "UICI HealthCare Solution Partner subsidiaries are expanding to provide a full range of healthcare benefit support services in order to better serve physicians and healthcare benefit organizations, such as HMOs, insurers and Blue Cross plans through point of service health claims payment technologies. UICI HealthCare Solution Partners focus on improving efficiency and lowering the costs of healthcare administration through the development and implementation of unique integrated "paperless" claims systems applications."

UICI will continue to be traded under the NASDAQ symbol "UICI".





            P.O. Box 809072, Dallas, Texas 75380-9072 (800) 366-2202